     THIS IS NEITHER AN OFFER TO EXCHANGE OR SELL NOR A SOLICITATION OF AN OFFER TO EXCHANGE OR BUY ANY OF THESE SECURITIES. THE OFFER IS MADE ONLY BY THE PROSPECTUS AND THE LETTER OF TRANSMITTAL AND THE OFFER IS NOT BEING MADE TO, NOR WILL TENDERS BE ACCEPTED FROM OR ON BEHALF OF, HOLDERS OF THE SECURITIES IN ANY JURISDICTION IN WHICH THE MAKING OR ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION. IN ANY JURISDICTION WHERE THE SECURITIES OR BLUE SKY LAWS REQUIRE THE OFFER TO BE MADE BY A LICENSED BROKER OR DEALER, THE OFFER IS BEING MADE ON BEHALF OF THE TRUST BY MERRILL LYNCH & CO. OR ONE OR MORE OTHER BROKERS OR DEALERS WHICH ARE LICENSED UNDER THE LAWS OF SUCH JURISDICTION.

                      NOTICE OF EXCHANGE OFFER TO HOLDERS

                                       OF

                                  [MBNA LOGO]

              SHARES OF 7.50% CUMULATIVE PREFERRED STOCK, SERIES A


     MBNA Capital C, a Delaware statutory business trust (the "Trust"), is offering, upon the terms and subject to the conditions set forth in its Prospectus dated February 27, 1997 (the "Prospectus") and the accompanying Letter of Transmittal (the "Letter of Transmittal" which, together with the Prospectus, constitute the "Offer"), to exchange its 8.25% Trust Originated Preferred Securities(SM) ("TOPrS(SM)") (the "Preferred Securities") for any and all shares of 7.50% Cumulative Preferred Stock, Series A (the "Series A Preferred Shares"), of MBNA Corporation, a Maryland corporation ("MBNA"), not owned by MBNA. Exchanges will be made on the basis of one Preferred Security for each Series A Preferred Share validly tendered and accepted for exchange in the Offer. In connection with the Offer, MBNA will deposit in the Trust as trust assets its 8.25% Junior Subordinated Debentures, Series C, due 2027, as set forth in the Prospectus.


                        THE OFFER AND WITHDRAWAL RIGHTS

        WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON WEDNESDAY,


                 MARCH 26, 1997, UNLESS THE OFFER IS EXTENDED.


     NONE OF MBNA, THE BOARD OF DIRECTORS OF MBNA, THE TRUSTEES OR THE TRUST MAKES ANY RECOMMENDATION TO HOLDERS OF SERIES A PREFERRED SHARES AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING IN THE OFFER. HOLDERS OF SERIES A PREFERRED SHARES ARE URGED TO CONTACT THEIR FINANCIAL AND TAX ADVISORS IN MAKING THEIR DECISION ON WHAT ACTION TO TAKE IN LIGHT OF THEIR OWN PARTICULAR CIRCUMSTANCES.


     Upon the terms and subject to the conditions of the Offer described in the Prospectus, the Trust will accept for exchange Series A Preferred Shares validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on Wednesday, March 26, 1997, or if the Offer is extended by the Trust, in its sole


---------------

(SM) "Trust Originated Preferred Securities" and "TOPrS" are service marks of Merrill Lynch & Co.

discretion, the latest date and time to which the Offer has been extended (the "Expiration Date"). Tenders of Series A Preferred Shares pursuant to the Offer may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by the Trust, may be withdrawn at any time after 40 business days after the date of the Prospectus.

     Consummation of the Offer is conditioned on, among other things, tenders by a sufficient number of holders of Series A Preferred Shares such that, as of the Expiration Date, there be at least 400 record or beneficial owners of at least 1,000,000 Preferred Securities to be issued in exchange for such Series A Preferred Shares (the "Minimum Distribution Condition"), which condition may not be waived.

     The Trust expressly reserves the right, in its sole discretion, subject to applicable law, to (i) terminate the Offer, and not accept for exchange any Series A Preferred Shares and promptly return all Series A Preferred Shares upon the failure of any of the conditions specified above or in "The Offer -- Conditions to the Offer" in the Prospectus, (ii) waive any condition to the Offer (other than the Minimum Distribution Condition) and accept all Series A Preferred Shares previously tendered pursuant to the Offer, (iii) extend the Expiration Date of the Offer and retain all Series A Preferred Shares tendered pursuant to the Offer until the Expiration Date, subject, however, to all withdrawal rights of holders, see "The Offer -- Withdrawal of Tenders" in the Prospectus, (iv) amend the terms of the Offer, (v) modify the form of the consideration to be paid pursuant to the Offer or (vi) not accept for exchange Series A Preferred Shares at any time on or prior to the Expiration Date, for any reason, including, without limitation, if fewer than 100,000 Series A Preferred Shares would remain outstanding upon acceptance of those tendered (which condition may be waived by the Trust). Any amendment applicable to the Offer will apply to all Series A Preferred Shares tendered pursuant to the Offer. The minimum period during which the Offer must remain open following material changes in the terms of the Offer or the information concerning the Offer, other than a change in the percentage of securities sought or the price, depends upon the facts and circumstances, including the relative materiality of such terms or information. See "The Offer -- Expiration Date; Extensions; Amendments; Termination" in the Prospectus.

     The purpose of the Offer is to refinance the Series A Preferred Shares with the Preferred Securities to achieve certain tax efficiencies while preserving MBNA's flexibility with respect to future financing.

     The Prospectus and Letter of Transmittal contain important information which should be read before any action is taken by holders of Series A Preferred Shares. Tenders may be made only by a properly completed and executed Letter of Transmittal and in conformance with the terms thereof and of the Prospectus. The information contained in the Prospectus, the Letter of Transmittal and the other offering documents is hereby incorporated in this notice by reference.

     MBNA will pay to Soliciting Dealers (as defined in the Prospectus) designated by the record or beneficial owner, as appropriate, of Series A Preferred Shares a solicitation fee of $0.50 per Series A Preferred Share ($0.25 per Series A Preferred Share with respect to the solicitation of beneficial holders of 10,000 or more shares) validly tendered and accepted for exchange pursuant to the Offer, subject to certain conditions. Soliciting Dealers are not entitled to a solicitation fee for Series A Preferred Shares beneficially owned by such Soliciting Dealer.

     The information required to be disclosed by paragraph (d)(1) of Rule 13e-4 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended, is contained in the Prospectus and is incorporated herein by reference.


     The Prospectus and the related Letter of Transmittal are first being sent to holders of Series A Preferred Shares on February 27, 1997, and are being furnished to brokers, dealers, banks and similar persons whose names, or names of whose nominees, appear on the lists of holders of the Series A Preferred Shares or, if applicable, who are listed as participants in a clearing agency's security position listing for subsequent transmittal to beneficial owners of Series A Preferred Shares.


     Any questions or requests for assistance may be directed to the Information Agent and the Dealer Manager at the addresses and telephone numbers set forth below. Requests for copies of the Prospectus, the Letter of Transmittal or the Notice of Guaranteed Delivery may be directed to Morrow & Co., Inc., the Information Agent, at (800) 566-9061, and copies will be forwarded promptly at MBNA's expense. Shareholders may also contact their broker, dealer, commercial bank or trust company for assistance concerning the Offer.

                    THE INFORMATION AGENT FOR THE OFFER IS:

                               MORROW & CO., INC.
                                909 Third Avenue
                                   20th Floor

                            New York, New York 10022


                                 (212) 754-8000


                           (800) 566-9061 (Toll-Free)


                    Banks and Brokerage Firms, Please Call:


                           (800) 662-5200 (Toll-Free)


                      THE DEALER MANAGER FOR THE OFFER IS:

                              MERRILL LYNCH & CO.
                             World Financial Center
                           North Tower-Seventh Floor
                            New York, New York 10281

                           (888) ML4-TNDR (Toll-Free)


                           (888) 654-8637 (Toll-Free)



                               February 27, 1997